Exhibit 4

Westpac 2009 Interim Results Gail Kelly Chief Executive Officer

Key messages Sound result benefiting from a diversified portfolio Franchise in good shape; actively supporting customers Merger progressing well with St.George showing improved momentum Strongly provisioned, most stress across commercial and corporate customers Bolstered balance sheet for tougher environment Economy still slowing, but household sector remains solid

Sound performance in challenging conditions - 1 $2,175m Reported NPAT + 46bps 73bps Impairment charge to average loans1 + 24 $4,952m Core earnings1 - 440bps 40.4% Cost to income ratio (cash basis) 1 - 6 $2,295m Cash earnings1 - 16 82.4c Cash EPS2 - 20 - Large 14.3% Cash ROE2 56c Fully franked dividend % Change 1H08 – 1H09 1. On a pro forma basis calculated as if Westpac merger with St.George was completed on 1 October 2007 2. Cash EPS and cash ROE on pro-forma basis for 1H09; prior periods exclude the St.George Merger

# Benefiting from a diversified portfolio

| | % Change 1H08 – 1H09 Core earnings[1] | Cash earnings |
|---|---|---|
| **Westpac Retail & Business Banking** | | |
| Strong performance with good lending and deposit growth | + 20 | + 17 |
| **Westpac Institutional Bank[2]** | | |
| Very strong revenues offset by significant rise in impairment charges | + 44 | - 62 |
| **St.George[2]** | | |
| Improving momentum offset by higher impairment charges | + 20 | + 6 |
| **BT Financial Group[2]** | | |
| Weaker investment markets impacting earnings | - 10 | - 17 |
| **New Zealand[3]** | | |
| Improved core earnings offset by higher impairment charges | + 13 | - 15 |

1. Core earnings equals cash earnings before impairment charges, tax and minority interests
2. Pro-forma basis
3. In NZ$

4 Westpac 2009 interim results

Westpac

merger progressing well Synergy benefits on track New operating model up and running Momentum in St.George improving Employee engagement up, ahead of global high performing norm Excellent customer retention and high customer satisfaction Projects underway to implement wealth and insurance cross sell

Strengthened balance sheet Strong Tier 1 ratio at 8.4% $4.7bn Tier 1 capital raised over half Dividend 56 cents, down 20% on pcp Higher provisioning cover Collectively assessed provisions to credit risk weighted assets up to 125bps Funding profile improved Stable funding ratio boosted by higher customer deposits and wholesale term funding Tier 1 Ratio (%) Collectively assessed provisions/credit risk weighted assets (bps) Stable funding ratio1 (%) Stable funding ratio includes, customer deposits plus term funding with a residual maturity greater than one year and securitisation 8.4 7.8 7.4 5 6 7 8 9 1H08 2H08 1H09 94 105 125 20 40 60 80 100 120 1H08 2H08 1H09 81 72 67 40 60 80 100 1H08 2H08 1H09

Assessment of 1H09 performance Significant and rapid rise in stressed exposures Margin lending impairment charges Operational service issues Excellent revenue performance Restored deposit momentum and enhanced funding profile Strengthened balance sheet with stronger Tier 1 ratio and higher provision coverage Good progress on customer strategy with strong Westpac RBB performance Merger progressing well, St.George momentum improving

Westpac 2009 Interim Results Phil Coffey Chief Financial Officer

Approach to 1H09 reporting Full pro forma accounts for the Westpac Group and each business unit with two comparative periods No changes to St.George or Westpac prior period numbers Align accounting/risk policies Produce statutory and cash earnings accounts Detailed reconciliations between statutory earnings and cash earnings and with prior reporting periods Merger and integration costs Amortisation of intangible assets Movements in the fair value of short term deposits/wholesale deposits Provide clarity on performance Maintain full financial integrity New cash earnings adjustments

Sound performance in current conditions Cash earnings1 down 6% Very strong revenue performance: Good volumes with improved margins Exceptional markets income Expense growth easing Materially higher impairment charges1: $764m rise in IAP $302m rise in CAP Higher tax rate1 at 30.1% Similar earnings composition trends over 2H08 Cash earnings1 1H08 – 1H09 ($m) -6% IAP CAP Writebacks & recoveries $4m 1. Pro-forma basis 2,295 2,442 (49) (1,070) (131) 1,103 1,000 1,500 2,000 2,500 3,000 3,500 4,000 1H08 Revenue Expenses Impairment Charges Tax, minority int. & pref divs 1H09

Solid volume/margin mix Lending up 9%; customer deposits up 24%; market share gains offsetting slowing environment Margins up 24bps; includes 17bps from Treasury, WIB and Markets Retail and business margins up 7bps: Higher lending spreads given higher risk premiums Deposit spreads sharply lower Total margins back to pre-financial crisis levels, retail and business margins still lower Group net interest margin 1H08 – 1H09 (%) Group net interest margin (%) 1. Half year margins annualised 2.24% 7bps 10bps 7bps 2.00% 1.5% 1.7% 1.9% 2.1% 2.3% 1H08 Retail & business loans/deposits Treasury WIB, markets & other 1H09 1.5 1.9 2.3 2.7 3.1 3.5 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 1H08 2H08 1H09

Strong Markets and Treasury revenues Improved volumes, better market spreads and trading gains. Revenue benefited from: Strong customer flows Increased market volatility Lower market liquidity from exit of some counterparties Very strong Treasury result benefiting from big moves in interest rates Higher Treasury VaR from market conditions although little change in underlying positions 337 190 180 Customer activity 376 124 170 Trading 41.4 464 14 450 1H09 9.3 713 1H09 22.9 9.9 Average VaR2 157 (1) 158 1H08 7.1 350 1H08 288 Total 57 Non-interest income 231 Net interest income 2H08 Treasury revenue ($m) 9.5 Average VaR2 314 Total 2H08 Markets revenue1 ($m) 1. Pro forma basis 2. VaR at 99% confidence level, 1 day hold period

Expense growth easing, matching the tougher environment Expenses up 4% over the year and prior half contributing to lower expense to income ratio: Westpac Group 40.4% Banking 38.5% One-offs impacting current half Business units effectively managing expense profile Further savings in the pipeline: Merger benefits coming through Lower economic profit impacting remuneration Continuing to invest Expense growth by business unit 2H08 – 1H09 (%) Businesses more impacted by current conditions 0 2 4 6 8 New Zealand BTFG WIB St.George Westpac RBB Westpac Group

Westpac RBB - Investment in front line delivering Strong performance with cash earnings up 17% Above system growth in mortgages (+15%) and deposits (+21%), overall margin up Impairment charges higher, mostly for small business Further front line investment: 258 more employees, 5 new branches and business banking centres 2.36 products per consumer customer, sector leading RAMS now profitable on a stand-alone basis Mortgage growth versus banking system (times) Source: APRA Cash earnings ($m) 0.4 0.6 0.8 1.0 1.2 1.4 1.6 1.8 2H05 1H06 2H06 1H07 2H07 1H08 2H08 1H09 843 349 18 (96) (62) (62) 990 600 800 1,000 1,200 1,400 1H08 Net Interest Income Non - Interest Income Expenses Impairment charges Tax 1H09

WIB - Strong revenues offset by higher impairment charges 1. FX &CCE = Sales and trading in Foreign Exchange, Commodities Carbon and Energy 2. Specialised Capital Group, incorporating Hastings Funds Management 3. Premium Business Group transferred from Westpac RBB in 1H08. Typically includes customers with facilities of between $10m and $100m Revenue by segments ($m) Cash earnings $158m down $262m from 1H08 Revenue boosted by strong markets income Strong transactional revenue +17% Impairment charge $907m, including margin lending of $156m SCG2 negative revenue from asset writedowns $75m in assets held for ultimate placement into investment vehicles (residual value $347m) $12m in direct equity investments (residual value $54m) $38 in strategic investments in listed funds (residual value $37m) 1 2 3 -200 0 200 400 600 Premium Business Group SCG Global Transactional Banking Debt Markets FX&CCE 1H09 1H08

1 momentum rebuilding 1. St.George (including the 1. St.George and BankSA brands) includes consumer customers as well as business customers with facilities typically less than $150m, this differs from Westpac RBB that typically has business customers with facilities less than $15m Cash earnings ($m) Source: APRA Cash earnings up 6% Maintaining distinctiveness: High customer satisfaction (77%) and excellent retention Momentum improving over the half, particularly mortgages Impairment charges up $115m mostly larger property customers Strong BankSA performance, cash earnings up 20% Mortgage growth versus banking system (times) 529 (14) (115) (9) 23 144 500 300 400 500 600 700 800 1H08 Net interest income Non-interest income Operating Expenses Impairment charges Tax 1H09 0.2 0.6 1 1.4 1.8 Sep-08 Oct-08 Nov-08 Dec-08 Jan-09 Feb-09 Mar-09

# BTFG[1] - Market headwinds offset sound business performance

- Cash earnings down 17%
- FUA inflows sound, although FUM and FUA impacted by market movements
- Excellent BT Super for Life sales; more than 100,000 accounts opened
- Insurance cash earnings up 10%:
  - Life insurance in-force premiums up 12%
  - General – improved premiums offset by storms/fires
  - LMI – higher premiums, little change in loss rates
- Expenses flat, realigning to revenue outlook

| Key performance indicators | % Change 1H08 – 1H09 |
|---|---|
| Cash earnings | ↓ 17 |
| Funds management operating income | ↓ 15 |
| Insurance net operating income | ↑ 15 |

| FUM / FUA | % Change 1H08 – 1H09 | |
|---|---|---|
| | Net flows | Including market move |
| Wrap/Asgard FUA | ↑ 3 | ↓ (19) |
| Corporate Super FUA | ↑ 6 | ↓ (16) |
| Total FUA | ↑ 3 | ↓ (18) |
| Total FUM | ↓ (1) | ↓ (22) |

1. Includes St George wealth business

17 Westpac 2009 interim results

New Zealand - more difficult operating conditions Cash earnings down 15% Core earnings up 13% from solid income growth Customer numbers up 3% over year Maintained modest expense growth of 2% Impairments up $123m: Increased business stress particularly in commercial property Higher mortgages losses from small business customers All figures are in NZ$. Cash earnings (NZ$m) Customer numbers and products per customer Source: Nielsen Consumer Finance Monitor Toplines Q407-Q109 (March 2009) 54 (8) (123) 30 202 239 10 50 150 250 350 1H08 Net interest income Non-interest income Expenses Impairment charges Tax & minority interests 1H09 1,040 1,080 1,120 1,160 1,200 1,240 Sep-06 Mar-07 Sep-07 Mar-08 Sep-08 Mar-09 30 35 40 45 50 55 Customer numbers ('000) (LHS) Customers with 4+ products (%) (RHS) ('000) %

Further deterioration in the credit cycle Sharp rise in stressed loans Impaired assets up: 3 large corporate exposures $700m Margin lending $160m Commercial segment 90 Days well secured are higher from mortgages and small business Watchlist facilities higher, particularly commercial segment, including property Risk profile little changed after merger with St.George TCE is Total Committed Exposure. Stressed exposures as a % of TCE 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 2001 2002 2003 2004 2005 2006 2007 2008 1H09 1H09 incl. SGB Watchlist & substandard 90 days past due well secured Impaired

# Disappointing margin lending performance

- Weak performance driven by lower volumes and a significant increase in impairment charges
- Portfolio review in early 2008 reduced single name concentrations for large facilities – loans >$10m declined by $687m to $603m
- Remaining concentrated facilities impacted by further declines in markets and exposure to closed or illiquid funds
- Substantial provisions raised in response:
  - $110m in IAP
  - $46m in CAP covering risk remaining in portfolio

| Margin Lending | 1H08 | 2H08 | 1H09 |
|---|---|---|---|
| Standard exposures | | | |
| Total exposures | $5.3bn | $4.7bn | $3.5bn |
| Exposures >$10m | $610m | $430m | $290m |
| Impairment losses | nil | $13m | $5m |
| Concentrated[1] exposures | | | |
| Total exposures | $1.3bn | $1.1bn | $0.5bn |
| Exposures >$10m | $680m | $500m | $313m |
| Impairment losses | $50m | $16m | $151m |
| Total margin lending exposures | $6.6bn | $5.8bn | $4.0bn |
| Total Gearing / LVR | 45% | 54% | 51% |

1. Concentrated exposures = loans >$3m where a single security represents more than 40% of a customer's portfolio. Also includes loans exposed to illiquid managed funds and all Absolute Investment Loans (100% LVR with capital protection at maturity)
2. Standard exposures are typically loans to a diverse portfolio of listed and liquid securities with conservative LVR

20 Westpac 2009 interim results

Westpac

Significant increase in impairment coverage 99bps 69bps 62bps Total provisions/gross loans 160bps 111bps 100bps Total provisions/to RWA WBC & SGB WBC only WBC only 125bps 48.4% 1H09 94bps 44.2% 1H08 105bps 45.4% 2H08 Impaired provisions/impaired assets CAP/credit RWA Key coverage ratios Sector leading coverage ratios across the board Individually assessed provisions (IAP) up to $1,416m, with strong coverage New IAPs typically required higher assessed provisions Collectively assessed provisions (CAP) up to $3,067m $893m from merger, including $491m in merger adjustments $30m from portfolio growth/migration $112m from further economic overlay RWA = Risk weighted assets

Impairment charge1 supporting higher coverage Increases due to increased collective pool (45) (107) Interest adjustments Increase in stressed exposures across all business units, particularly in commercial sector 219 461 New CAP Further rise in economic overlay (from $31m in 1H08) 81 Collectively assessed Individually assessed 347 742 Total CAP 768 976 Total IAP 1,611 281 (54) 1,030 Charge ($m) WIB, from 3 large corporate exposures, increases in stress in Premium Business Group & margin lending 567 Predominantly cards from lower debt sale prices 47 Write-offs Comments Change on 1H 08 ($m) Category 1,070 4 197 1H09 impairment charge Write-backs & recoveries St.George ($110m) mainly property lending; New Zealand ($48m) across both business and housing New IAP 1. Pro-forma basis

Improved funding profile Funding composition by residual maturity1 (% of total funding) Significantly improved the quality of our funding profile: More customer deposits, up 8 percentage points Increased term funding, up 2 percentage points Stable funding ratio2 targeting above 75% (currently 81%) Liquidity buffer increased 1. Represents % of total net funding. Less than 12 months includes liquid assets excess over target minimum. Netted equally against onshore and offshore 2. Stable funding ratio includes customer deposits plus term funding with a residual maturity greater than one year and securitisation Stable funding ratio 52% 60% 11% 11% 15% 10% 4% 6% 5% 4% 13% 9% Sep-08 Mar-09 Wholesale Offshore <1Yr Wholesale Onshore <1Yr Securitisation Wholesale Offshore >1Yr Wholesale Onshore >1Yr Customer deposits

Strengthened capital position Tier 1 ratio comfortably above target range: $4.7bn in capital raised over the half Merger fair value adjustments impacted capital by $379m Strong cash earnings with lower dividend Higher ‘Other’, mostly deferred tax assets Fundamental capital (core capital) ratio 6.7% Movements in credit quality impacted capital ratios by: 6bps for changes in risk grades 24bps for changes in impairment charges Tier 1 Capital 2H08 to 1H09 (Basel II) (%) 8.4% 10.9% 7.1% 7.8% 82bps (42bps) (23bps) (29bps) 140bps 4 5 6 7 8 9 10 11 Sep-08 Sep 08 pro forma Cash Earn Net dividend Business app Other Capital issued Mar-09 Mar-09 FSA

2H09 considerations No large single names currently in the pipeline but the economy is still deteriorating Commercial sector showing increased stress, including property Expect household sector to remain solid Impairments Merger benefits becoming more prominent Increased productivity focus gaining traction Expenses Treasury and Markets income remaining solid, but unlikely to match 1H09 Financial system credit growth slowing but expect to grow above system Higher cost of funds, including deposits; lending spreads also to rise Revenue

Summary – a sound financial performance Earnings supported by 15% revenue growth, offsetting impairment cycle Franchise in good shape: Improving market position in key products Expense run-rate slowing St.George momentum improving Further deterioration in credit cycle, but strongly provisioned Strong capital, funding and liquidity position

Westpac 2009 Interim Results Gail Kelly Chief Executive Officer

Strategic priority areas Simplifying processes eliminating unnecessary requests, improving online tools Effective use of overflow space between Westpac and St.George Transform service delivery Operations Progress Objective Strengthen and drive locally empowered business Earn all of our customers’ business Multi-brand strategy taking shape Westpac Local being rolled out, with improved banker empowerment St.George contact centre globally recognised, improving Wespac contact centres Distribution Products per customer - best of banks (2.36) Strong uplift in customer deposits, up 24% Improving cross sell – Insurance, BT Super for Life Customers

Strategic priority areas... continued Progress Objective Integrate without customer disruption Drive one team approach Strengthen capability & improve flexibility/simplicity Completed strategic roadmap incorporating merger Improved systems reliability Significantly strengthened IT bench strength Technology St.George momentum is building Westpac RBB strong performance, not distracted Strong customer satisfaction and retention Merger Employee engagement up to 82% (from 78%) Effective implementation of merger in operational areas with best from Westpac and St.George teams New operating model removing organisational barriers to improve cross sell People

Looking ahead Depth and length of current recession remains uncertain Growth is expected to improve in 2010, although the recovery will be slower and will take longer than prior cycles Household sector is expected to perform reasonably well, notwithstanding higher unemployment Westpac risk settings to remain conservative Positioned to continue supporting customers

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. Also, it is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Pro forma financial information The material contained in this presentation includes pro forma financial information. This pro forma financial information is prepared on the assumption that Westpac’s merger with St.George Bank Limited (St.George) was completed on 1 October 2007 with the exception of the impact of the allocation of purchase consideration, associated fair value adjustments and accounting policy alignments, which are only incorporated from the actual date of the merger, 17 November 2008, for consolidation purposes. The pro forma financial information is unaudited. It is provided for illustrative information purposes to facilitate comparisons of the latest period with prior periods and is not meant to be indicative of the results of operations that would have been achieved had the merger actually taken place at the date indicated. The pro forma financial information should be read in conjunction with: The reported financial information in Westpac’s Interim Financial Report for the half year ended 31 March 2009 available at www.westpac.com.au (Interim Financial Report); and The historical consolidated financial statements of Westpac and St.George as at and for the year ended 30 September 2008. Refer to Westpac’s Interim Results (incorporating the requirements of Appendix 4D) for a description of the basis of preparation of pro forma financial information for the six months ended 31 March 2009 and prior comparative periods. Future operating results may differ materially from the unaudited pro forma financial information presented in this presentation due to various factors including those described below in the section “Disclosure regarding forward-looking statements”. Disclosure regarding forward-looking statements This presentation contains statements that constitute “forward-looking statements” including within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the expectations described in this presentation. Factors that may impact on the forward-looking statements made include those described in the sections entitled 'Competition' and 'Risk management' in Westpac’s 2008 Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission and in the section entitled ‘Principal risks and uncertainties’ in the Interim Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation, and do not intend, to update any forward-looking statements contained in this presentation.